Exhibit 4.7

FORM 51-102F3

MATERIAL CHANGE REPORT

Section 7.1 of National Instrument 51-102

Continuous Disclosure Obligations

ITEM 1:	Name and Address of Company

Barrick Gold Corporation (“Barrick” or the “Company”) Brookfield Place, TD Canada Trust Tower Suite 3700, 161 Bay Street, P.O. Box 212 Toronto, Ontario M5J 2S1

ITEM 2:	Date of Material Change

July 23, 2018.

ITEM 3:	News Release

A press release with respect to the material change referred to in this report was issued by Barrick and disseminated through Globe Newswire on July 23, 2018, and a copy of the press release is attached as Schedule A hereto.

ITEM 4:	Summary of Material Change

On July 23, 2018, Barrick announced that Kelvin Dushnisky, the President of Barrick, will be leaving the Company at the end of August.

ITEM 5:	Full Description of Material Change

On July 23, 2018, Barrick announced that Kelvin Dushnisky, the President of Barrick, has accepted the position of Chief Executive Officer of AngloGold Ashanti Ltd. Mr. Dushnisky will be leaving the Company at the end of August. The Company intends to announce a successor to Mr. Dushnisky in due course.

See the press release attached as Schedule A hereto for a description of the material change.

ITEM 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

This report is not being filed on a confidential basis.

ITEM 7:	Omitted Information

None.

ITEM 8:	Executive Officer

For further information, please contact:

Richie Haddock Senior Vice-President and General Counsel 416-307-7470

ITEM 9:	Date of Report

July 27, 2018.

Dated at Toronto, Ontario this 27th day of July, 2018.

By:	/s/ Richie Haddock
Name: Richie Haddock
Title: Senior Vice-President and General Counsel

SCHEDULE A

See attached.

PRESS RELEASE — July 23, 2018

Barrick Announces Departure of Kelvin Dushnisky

TORONTO — Barrick Gold Corporation (NYSE:ABX)(TSX:ABX) (“Barrick” or the “Company”) today announced that Kelvin Dushnisky has accepted the position of Chief Executive Officer of AngloGold Ashanti Ltd., and will be leaving the Company at the end of August.

Mr. Dushnisky joined Barrick in 2002, and advanced through a series of progressively senior positions, before being appointed President in 2015.

“On behalf of the entire team, we would like to extend our gratitude to Kelvin for his commitment to Barrick over many years. His passion for building enduring, trust-based relationships with host governments, communities, shareholders, and other partners has made an important contribution to Barrick’s growth and development. We wish Kelvin great success as he takes on this new opportunity with AngloGold Ashanti,” said Barrick Executive Chairman John L. Thornton.

“It has been a privilege to spend the past 16 years at Barrick, where I have had the unique opportunity to work alongside some of the most talented and dedicated people in the industry,” said Mr. Dushnisky. “I am grateful to our Executive Chairman and our Board of Directors for their confidence in me, and I would like to thank them and my Barrick colleagues around the world for their support and friendship.”

The Company intends to announce a successor to Mr. Dushnisky in due course.

INVESTOR CONTACT	MEDIA CONTACT

Deni Nicoski	Andy Lloyd
Senior Vice President	Senior Vice President
Investor Relations	Communications
Telephone: +1 416 307-7474	Telephone: +1 416 307-7414
Email: dnicoski@barrick.com	Email: alloyd@barrick.com

BARRICK GOLD CORPORATION	PRESS RELEASE

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

Certain information contained in this press release, including any information as to Barrick’s strategy, plans or future performance, constitutes “forward-looking statements”. All statements, other than statements of historical fact, are forward-looking statements. The word “intend” and similar expressions identify forward-looking statements. In particular, this press release contains forward-looking statements including, without limitation, with respect to Barrick’s management structure and intention to appoint a successor to Mr. Dushnisky in due course. Forward-looking statements are necessarily based upon a number of estimates and assumptions including material estimates and assumptions related to the factors set forth below that, while considered reasonable by the Company as at the date of this press release in light of management’s experience and perception of current conditions and expected developments, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements, and undue reliance should not be placed on such statements and information. Such factors include, but are not limited to: fluctuations in the spot and forward price of gold, copper, or certain other commodities; changes in national and local government legislation, taxation, controls or regulations and/ or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in Canada, the United States, and other jurisdictions in which the Company or its affiliates do or may carry on business in the future; and our ability to successfully complete transactions.

Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Specific reference is made to the most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities for a more detailed discussion of some of the factors underlying forward-looking statements and the risks that may affect Barrick’s ability to achieve the expectations set forth in the forward-looking statements contained in this press release.

Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

BARRICK GOLD CORPORATION	PRESS RELEASE